UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 22, 2005
(Date of earliest event reported)

U.S. CANADIAN MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-25523	33-0843633
(State of Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4955 S. Durango, Suite 216, Las Vegas, Nevada 89113
(Address of Principal Executive Offices)

(702) 433-8223
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets

On August 3, 2005, U.S. Canadian Minerals, Inc., a Nevada corporation (the "Company"), and Minera Compania Double Down, SA, an Ecuador corporation (the "Buyer") executed an Asset Purchase Agreement (the "Agreement"), which is attached hereto as an exhibit. However, as acknowledged in the Acknowledgement of Funds Received, attached hereto as an exhibit, full consideration was not transferred to the Company until September 9, 2005.

The Agreement provides for the sale to the Buyer of 100% of the Company's 80% interest in Yellow River Mining, SA, an Ecuador corporation ("Assets"), which owns certain mineral rights to land in Ecuador. The Buyer holds 46.6% of the Company's common stock.

As consideration for the Assets, the Buyer paid the Company $800,000, which includes the assumption of a $127,000.00 debt owed by the Company to Nevada Minerals, Inc., a Nevada corporation.

The period between the execution of the Agreement and the filing of this Form 8-K has been marked by internal re-structuring and logistical matters. For example, as reported in the Form 8-K dated November 17, 2005, the Company's Chief Financial Officer, Marti Hansen parted ways with the Company. The Company is in the process of finding her replacement and also devising new disclosure controls. In addition, the Company's Chief Executive Officer, Rendal Williams, has been required to spend extended periods of time in Ecuador implementing the terms of the Agreement. Translation issues have also been an issue in finalizing and implementing the Agreement.

Item 9.01.	Financial Statements and Exhibits

	(c)	Exhibits

		99.1	Asset Purchase Agreement
		99.2	Acknowledgement of Funds Received

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. CANADIAN MINERALS, INC.

By:	/s/ Rendal Williams
Name:	Rendal Williams
Title:	CEO

Date: December 16, 2005